[ EXHIBIT 99.1 - PRESS RELEASE ]

               Star Announces Results Of Geological Report On Its
                  Detrital Wash, Mohave County, Ariz Property,
                Plans For Continuing Exploration And Evaluation

For Immediate Release

HENDERSON, Nev./EWORLDWIRE/Sep. 15, 2004 --- International Star Inc. (Pink
Sheets: ISRI) today announced preliminary results of geological report on its Detrital Wash property holdings in Mohave County, Ariz.

"Chain of Custody" Sampling Program Completed

Kokanee Placer Ltd. of White Rock, British Columbia, a geological and financial consulting services company, took over 200 samples.

Samples were taken in a grid pattern at 500-foot intervals across the company's original 1,280-acre mineral property interest in the Detrital Wash in Mohave County, Ariz. The samples were transported under a chain of custody to AuRic Laboratories in Salt Lake City, Utah where they were analyzed for gold, silver, platinum and palladium.

Results Tend to Reflect Mineral Values

Laurence Stephenson, P.E., geologist with Kokanee Placer, Ltd., said, "In general, the results tend to reflect the Detrital Wash drainage presence marked by an elevated to anomalous values to extremely anomalous values. Gold values of the anomalous zones were mainly in the 0.01x-ounces-per-ton range with one value of 0.15 (0.11 in retest) ounces per ton. Silver values were higher with anomalous values in the 0.50-ounces per-ton range and significant anomalous values approaching the 1.0-ounce-per-ton range and the highest value of 1.5 ounces per ton. Platinum values were low with the highest at 0.024 ounces per ton and with minor association with gold and silver values. Highest palladium values were in the 0.007-plus range and are not considered statistically significant.

"The results were usually found in the center of the wash with subsidiary anomalies located in the drainages that flow into it. Four zones have been identified for defining follow-up work. As well, the control samples have to be integrated into the database. The four zones identified appear to be related to the main Detrital wash but due to the spacing distances require re-location and evaluation in the field. It appears as well that some parts or all of the anomalous zones could be associated with subsidiary drainages into the main wash."

Identified Areas of Placer Gold and Silver Require Further
Exploration/Evaluation

In conclusion, the initial sampling has identified areas of elevated to anomalous values of placer gold and silver that require follow-up exploration and evaluation. Some areas of elevated values of platinum should be investigated to see if a higher concentration of this metal can be located or if these values are truly spurious. The continuity and breadth of the zones identified to date suggests that the area has potential that requires a fuller evaluation. Additional sampling and zone definition is essential to gaining a complete and full understanding of the zones and their relation ship to the initial bulk sample and to outline areas for further bulk sampling.

Company to Seek Additional Funding and/or Joint Venture

The company estimates costs for further exploration of the Detrital Wash property, inclusive of testing on the recently acquired 20,000 acres of mineral rights surrounding the area under evaluation, to be approximately $500,000. International Star will continue to pursue means to expand its exploration activities on its Detrital Wash property, either by seeking additional capital through loans or private placements of its securities, or possibly entering joint venture arrangements with one or more other, more substantial companies. However, there are no arrangements now in place to further fund the company by any of these means, and the outcome of the discussions with other entities cannot be predicted. If the company raise capital by selling its equity stock, the proportionate ownership of existing shareholders will be diminished.

CONTACT:
Dottie Wommack
International Star, Inc.
PHONE. (702) 897-5338
http://istarnevada.com

Denny Cashatt
International Star, Inc.
Henderson, NV 89052
PHONE. 702-897-5338
EMAIL: dcashatt@istarnevada.com
http://www.istarnevada.com